                                                                 Exhibit 23.2



                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Grubb & Ellis Company 1998 Stock Option Plan (effective January 13, 1998) and 1993 Stock Option Plan for Outside Directors (as amended effective November 19, 1998) of our reports (a) dated August 21, 1998, with respect to the consolidated financial statements of Grubb & Ellis Company included in its Annual Report (Form 10-K) for the year ended June 30, 1998, and
(b) dated August 21, 1998, with respect to the financial statements of Bishop Hawk, Inc. included in the Current Report on Form 8-K/A of Grubb & Ellis Company dated October 5, 1998, both filed with the Securities and Exchange Commission.



/s/  Ernst & Young LLP


Chicago, Illinois
February 26, 1999